Exhibit 16.1

September 21, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  Universal Holdings, Inc.

Ladies and Gentlemen:

We have read the statements made by Universal Holdings, Inc. pertaining to our firm including under Item 4.01 of the current report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2009.  We agree with the statements contained therein concerning our firm.

Very truly yours,

Webb & Company, P.A.
Certified Public Accountants